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                                 January 6, 2003

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0405

      Re: Intra-Asia Entertainment Corporation - Withdrawal of Registration Statement on Form 8-A Filed Under Section 12(b) of the Securities Exchange Act of 1934

Ladies and Gentlemen:

      Intra-Asia Entertainment Corporation, a Delaware corporation (the "Company"), hereby requests the withdrawal of the Registration Statement on Form 8-A that it filed on April 5, 2002 with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934. The Registration Statement on Form 8-A filed by the Company relates to the Company's Registration Statement on Form S-1 (File No.333-74334), which the Company withdrew on
January 2, 2003.

                                Very truly yours,

                                INTRA-ASIA ENTERTAINMENT CORPORATION

                                /s/  Michael B. Demetrios

                                Michael B. Demetrios
                                President and Chief Executive Officer

cc:   Ms. Jennifer Gurzenski (by facsimile)